Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated December 28, 2007, relating to the financial statements and financial highlights which appear in the October 31, 2007 Annual Report to Shareholders of the Allianz Dresdner Daily Asset Fund (a fund of Fixed Income SHares) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Kansas City, Missouri April 30, 2008